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                                                                    Exhibit 99.a

[LOGO OF ONEOK]                                                   Financial News

                    Post Office Box 871 Tulsa, OK 74102-0871
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For Immediate Release:  December 20, 2001

Contact:  Weldon Watson, 918-588-7158

                           ONEOK REVISES 2001 GUIDANCE
                             UPDATES ENRON EXPOSURE

     TULSA--ONEOK, Inc., (NYSE:OKE) announced today it has revised its earnings guidance for 2001. Net income excluding the effect of the Oklahoma Corporation Commission (OCC) charge is estimated to be in the range of $1.20 per diluted share of common stock. This compares with $1.10 per diluted share for 2000 excluding the sale of a processing plant.

     This revision in guidance is prompted primarily by lower commodity prices and margins coming from the company's natural gas gathering and processing segment and the impact of warmer-than-normal weather on energy prices and the distribution segment. Net income is estimated to be in the range of $1.02 per diluted share of common stock including the impact of the OCC charge.

     ONEOK previously announced a charge of 18 cents per diluted common share reflecting the OCC's denial of the right to collect outstanding gas costs incurred last winter from Oklahoma distribution customers. The company has appealed the OCC decision to the Oklahoma Supreme Court.

     The appeal process is expected to take approximately two years. In the meantime, the OCC decision has been stayed and the company will collect the outstanding gas costs, which will be subject to refund with interest if the court rules that the OCC decision was correct.

     ONEOK previously announced the company's estimated exposure of less than $40 million to Enron based on commodity transactions primarily for storage management and natural gas hedging involving ONEOK's energy marketing and trading and production segments. ONEOK has not received payment from Enron on $14 million of November and December 2001 commodity transactions that were to settle in late November and early December 2001.

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     The filing of the voluntary bankruptcy proceeding by Enron may also have created an event of technical default related to various financing leases tied to ONEOK's Bushton gas processing plant in south central Kansas. Enron is one of the three guarantors of these Bushton plant leases. However, ONEOK is the primary guarantor and will continue to make all payments due under the leases. ONEOK has notified the lessor and indenture trustee under the leases of the potential technical default.

     ONEOK, Inc., is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent area of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers. ONEOK is a Fortune 500 company.

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Statements contained in this release that include company expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results of company earnings could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.